Exhibit (h)(5)

FEE WAIVER TO INVESTMENT ADVISORY AGREEMENT

This Fee Waiver Agreement (“Waiver”) is entered into as of June 21, 2019 between Value Line Asset Allocation Fund, Inc., a Maryland corporation (the “Fund”), and EULAV Asset Management, a Delaware statutory trust (the “Investment Adviser” and, together with the Fund, the “Parties”), to supplement the Investment Advisory Agreement between the Parties, dated as of December 23, 2010, as amended by the Master Amendment to the Investment Advisory Agreement, dated as of December 15, 2017 (the “Agreement”).

The Parties hereby agree as follows:

1.          Purpose of Waiver. During the Term (as defined in Section 2), the Adviser agrees to waive a portion of its advisory fee payable under the Agreement to reduce its annual advisory fee rate (payable monthly and pro-rated for any portion of a year during which the Waiver is in effect) by 0.05% with respect to the portion of the Fund’s average daily net assets that exceed $750 million.

2.          Term of Waiver. The term of this Waiver (“Term”) shall begin on the date first written above and continue until the Waiver is terminated by mutual agreement of the Parties. The Waiver shall terminate automatically upon the termination of the Agreement.

3.          Effect of Waiver.  Other than as expressly set forth in this Waiver, the Agreement remains in full force and effect.

4.          Integration.  This Waiver and the Agreement set forth the entire understanding of the Parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

5.          Counterparts.  This Waiver may be executed in two or more counterparts, each of which shall be deemed an original.

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The Parties have executed this Waiver as of the day and year first written above.

VALUE LINE ASSET ALLOCATION FUND, INC.

By:	/s/ Mitchell E. Appel
Mitchell E. Appel
Title:	President and Chief Executive Officer

EULAV ASSET MANAGEMENT

By:	/s/ Mitchell E. Appel
Mitchell E. Appel
Title:	President

[Signature Page to Fee Waiver To Investment Advisory Agreement]